    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS
Share gains, cost savings initiatives, and an effective tariff mitigation strategy support resilience and drive continued progress toward targets

Second Quarter 2025 Highlights
•Net sales of $1.1 billion in the second quarter, up 5% year-over-year
•Net income of $58 million, which was 5.2% of net sales, or $2.29 per diluted share, in the second quarter, compared to $61 million, or $2.40 per diluted share, in the second quarter of 2024
•Net income, as adjusted for executive separation costs, was $60 million, or $2.39 per diluted share, in the second quarter, compared to $2.40 in the second quarter of 2024
•Adjusted EBITDA of $121 million, or 11.0% of net sales, in the second quarter, down 1% year-over-year
•Operating profit margin of 7.9% in the second quarter, down from 8.6% in the second quarter of 2024
•Our tariff mitigation strategy of diversifying our supply chain, with help from our vendors and other sourcing strategies, enabled us to minimize the impact of pricing to our customers as well as support profitability in the second quarter
•Cash flows provided by operations of $340 million for the LTM period ended June 30, 2025
•Quarterly dividend of $1.15 per share paid, totaling $29 million in the second quarter
•Completed $38 million in share repurchases during the second quarter, and an additional $62 million in share repurchases in July and August under the recently authorized repurchase program
•Year-to-date through August 1, 2025, $187 million returned to shareholders in form of dividends and share repurchases
•Strong liquidity position with $192 million of cash and cash equivalents and $595 million of availability on revolving credit facility at June 30, 2025
•Completed the acquisition of Freedman Seating Company, a manufacturer of transportation seating solutions to the bus and specialty vehicle markets, representing approximately $125 million in annual revenue

Elkhart, Indiana - August 5, 2025 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported second quarter 2025 results.

“We delivered strong second quarter results, led by our innovative portfolio and competitive moat which together fueled share gains across key categories and generated 5% sales growth with 2% organic content growth. Additionally, we tightened our supply chain, cut indirect spend, and further optimized our footprint, which supported an EBITDA margin of 11%, a sequential expansion of 40 basis points,” commented Jason Lippert, President and Chief Executive Officer. “Our proven M&A playbook was reignited in the quarter as we completed the Freedman Seating acquisition, while also returning $67 million of cash to shareholders through dividend and share repurchases. Our liquidity position remains strong, supported by both robust cash generation, ample cash reserves, and access to our credit facility, allowing us to allocate capital where most beneficial and capitalize on opportunities that offer attractive returns.

“Our performance across the first half of 2025 reinforces the resilience of the business,” Mr. Lippert continued. “I’m proud of the team’s accomplishments this quarter and am confident our focus on efficiency and flexibility will continue to extend our ability to create strong profits at lower volumes because of the actions we have taken.

Looking ahead, we remain on track to reach our $5 billion organic revenue target in 2027 and are making meaningful headway toward our 85 basis point overhead and G&A improvement goal for 2025.”

“Despite the macro environment, our team continues to push LCI Industries forward with a strong foundation of operational discipline,” commented Ryan Smith, LCI Industries' Group President - North America. “Our deep-rooted culture of innovation, commitment to service, and relentless focus on quality remains central to how we execute and are key to delivering results through 2025 and beyond. I want to thank our dedicated team members for their outstanding commitment and leadership as they drive growth in the face of ongoing challenges”

Second Quarter 2025 Results

Consolidated net sales for the second quarter of 2025 were $1,107.3 million, an increase of 5.0% from 2024 second quarter net sales of $1,054.5 million. Net income in the second quarter of 2025 was $57.6 million, or $2.29 per diluted share, compared to $61.2 million, or $2.40 per diluted share, in the second quarter of 2024. Adjusted net income in the second quarter of 2025 was $60.1 million, or $2.39 per diluted share, excluding executive separation costs, net of tax effect, during the quarter, which was down 2% from adjusted net income in the second quarter of 2024. Adjusted EBITDA in the second quarter of 2025 was $121.3 million, compared to Adjusted EBITDA of $122.6 million in the second quarter of 2024. The margin contraction was primarily driven by executive separation costs and changes in product mix for both the OEM and Aftermarket segments. Additional information regarding adjusted net income and Adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the second quarter of 2025 was primarily due to a $43.4 million increase in net sales of the OEM Segment driven by sales from acquired businesses and higher North American RV sales driven by market share gains and an increased mix of higher content fifth-wheel units compared to the same period of 2024. Net sales from acquisitions completed in the twelve months ended June 30, 2025 contributed approximately $35.0 million in the second quarter of 2025.

July 2025 Results

July 2025 consolidated net sales were approximately $327 million, up 5% from July 2024, primarily due to sales from acquired businesses and pricing, partially offset by a decrease in RV production volume.

OEM Segment - Second Quarter Performance

OEM net sales for the second quarter of 2025 were $839.6 million, an increase of $43.4 million compared to the same period of 2024. RV OEM net sales for the second quarter of 2025 were $503.3 million, up 3% compared to the same prior year period, primarily driven by market share gains, an increase in RV mix toward higher content fifth-wheel units, and sales price increases related to tariffs, partially offset by volume decreases in the European RV market. Adjacent Industries OEM net sales for the second quarter of 2025 were $336.3 million, up 10% year-over-year, driven primarily by sales from acquired businesses.

Operating profit of the OEM Segment was $51.7 million in the second quarter of 2025, or 6.2% of net sales, compared to an operating profit of $50.6 million, or 6.4% of net sales, in the same period in 2024. The operating profit margin contraction of the OEM Segment for the quarter was primarily driven by executive separation costs and changes in sales mix towards lower margin products, partially offset by production labor efficiencies. Results for the quarter also included higher material costs for tariffs and increased freight costs, which were fully mitigated through a combination of materials sourcing strategies and targeted sales price increases.

Aftermarket Segment - Second Quarter Performance

Aftermarket net sales for the second quarter of 2025 were $267.7 million, an increase of 4% compared to the same period of 2024. The increase was primarily driven by product innovations and the expanding Camping World relationship within the RV aftermarket, partially offset by lower volumes within the automotive aftermarket.

Operating profit of the Aftermarket Segment was $36.1 million in the second quarter of 2025, a decrease of $3.9 million compared to the same period of 2024. The operating profit margin of the Aftermarket Segment was 13.5% in the second quarter of 2025, compared to 15.5% in the same period in 2024. The operating profit margin contraction of the Aftermarket Segment for the quarter was primarily driven by changes in sales mix towards lower margin products, investments in capacity, distribution and logistics technology to support growth of the Aftermarket Segment, and reduced utilization of fixed production overhead costs within the automotive aftermarket due to lower production volumes compared to the same period in 2024. Results for the quarter also included higher material costs for tariffs and increased freight costs, which were fully mitigated through a combination of materials sourcing strategies and targeted sales price increases.

“The aftermarket business delivered strong results in the second quarter as revenue growth and sequential margin expansion were fueled by the continued adoption of product innovations,” said Jamie Schnur, Group President – Aftermarket. “As we continue to drive organic content growth, each RV built today represents a future aftermarket touchpoint. To ensure we capture this future growth, we remain committed to investing in technician training, strengthening dealer relationships, and delivering best-in-class service to enhance the customer experience and ultimately foster strong relationships.”

Income Taxes

The Company's effective tax rate was 26.2% for the quarter ended June 30, 2025, compared to 26.0% for the quarter ended June 30, 2024. The increase in the effective tax rate was primarily due to an increase in non-deductible executive compensation.

Balance Sheet and Other Items

At June 30, 2025, the Company's cash and cash equivalents balance was $191.9 million, compared to $165.8 million at December 31, 2024. The Company used $98.2 million for acquisitions, $66.3 million for share repurchases, $58.4 million for dividend payments to shareholders, and $21.8 million for capital expenditures in the six months ended June 30, 2025.
The Company's outstanding long-term indebtedness, including current maturities, was $948.0 million at June 30, 2025, and the Company was in compliance with its debt covenants. As of June 30, 2025, the Company had $595.3 million of borrowing availability under the revolving credit facility.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its second quarter results on Tuesday, August 5, 2025, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 708394. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 734651. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2025	2024	2025	2024	Months
(In thousands, except per share amounts)

Net sales	$1,107,250	$1,054,544	$2,152,840	$2,022,573	$3,871,475
Cost of sales	837,229	788,099	1,631,070	1,532,222	2,960,341
Gross profit	270,021	266,445	521,770	490,351	911,134
Selling, general and administrative expenses	182,217	175,841	352,649	342,136	671,991
Operating profit	87,804	90,604	169,121	148,215	239,143
Interest expense, net	9,689	7,962	15,680	17,283	27,296
Loss on extinguishment of debt	—	—	8,053	—	8,053
Income before income taxes	78,115	82,642	145,388	130,932	203,794
Provision for income taxes	20,480	21,479	38,315	33,224	51,562
Net income	$57,635	$61,163	$107,073	$97,708	$152,232

Net income per common share:
Basic	$2.29	$2.40	$4.23	$3.86	$6.00
Diluted	$2.29	$2.40	$4.23	$3.85	$5.99

Weighted average common shares outstanding:
Basic	25,157	25,473	25,297	25,344	25,381
Diluted	25,157	25,504	25,297	25,367	25,431

Depreciation	$16,826	$17,936	$33,489	$36,521	$67,361
Amortization	$13,497	$14,103	$26,376	$28,207	$53,469
Capital expenditures	$12,736	$12,720	$21,774	$21,328	$42,779

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2025	2024	2025	2024	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$441,926	$426,349	$913,120	$817,112	$1,610,586
Motorhomes	61,372	63,620	120,980	132,458	221,588
Adjacent Industries OEMs	336,261	306,155	629,014	604,866	1,136,954
Total OEM Segment net sales	839,559	796,124	1,663,114	1,554,436	2,969,128
Aftermarket Segment:
Total Aftermarket Segment net sales	267,691	258,420	489,726	468,137	902,347
Total net sales	$1,107,250	$1,054,544	$2,152,840	$2,022,573	$3,871,475

Operating profit:
OEM Segment	$51,684	$50,562	$113,657	$83,399	$137,339
Aftermarket Segment	36,120	40,042	55,464	64,816	101,804
Total operating profit	$87,804	$90,604	$169,121	$148,215	$239,143

Depreciation and amortization:
OEM Segment depreciation	$12,169	$13,733	$24,496	$27,768	$50,212
Aftermarket Segment depreciation	4,657	4,203	8,993	8,753	17,149
Total depreciation	$16,826	$17,936	$33,489	$36,521	$67,361

OEM Segment amortization	$9,638	$10,150	$18,752	$20,430	$38,165
Aftermarket Segment amortization	3,859	3,953	7,624	7,777	15,304
Total amortization	$13,497	$14,103	$26,376	$28,207	$53,469

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2025	2024
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$191,931	$165,756
Accounts receivable, net	386,074	199,560
Inventories, net	710,288	736,604
Prepaid expenses and other current assets	69,952	58,318
Total current assets	1,358,245	1,160,238
Fixed assets, net	433,012	432,728
Goodwill	618,898	585,773
Other intangible assets, net	423,037	392,018
Operating lease right-of-use assets	239,865	224,313
Other long-term assets	101,081	99,669
Total assets	$3,174,138	$2,894,739

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,677	$423
Accounts payable, trade	228,092	187,684
Current portion of operating lease obligations	39,450	38,671
Accrued expenses and other current liabilities	213,079	185,275
Total current liabilities	484,298	412,053
Long-term indebtedness	944,313	756,830
Operating lease obligations	215,695	199,929
Deferred taxes	16,793	26,110
Other long-term liabilities	127,939	112,931
Total liabilities	1,789,038	1,507,853
Total stockholders' equity	1,385,100	1,386,886
Total liabilities and stockholders' equity	$3,174,138	$2,894,739

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2025	2024
(In thousands)
Cash flows from operating activities:
Net income	$107,073	$97,708
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	59,865	64,728
Stock-based compensation expense	10,949	9,301
Loss on extinguishment of debt	8,053	—
Other non-cash items	6,514	2,238
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(168,012)	(118,962)
Inventories, net	62,977	96,351
Prepaid expenses and other assets	(4,899)	(2,746)
Accounts payable, trade	33,012	18,977
Accrued expenses and other liabilities	39,405	17,687
Net cash flows provided by operating activities	154,937	185,282
Cash flows from investing activities:
Capital expenditures	(21,774)	(21,328)
Acquisitions of businesses	(98,187)	(19,957)
Other investing activities	(3,389)	552
Net cash flows used in investing activities	(123,350)	(40,733)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(4,858)	(9,111)
Proceeds from revolving credit facility	—	86,248
Repayments under revolving credit facility	(19,261)	(87,766)
Proceeds from term loan borrowings	391,000	—
Repayments under term loan and other borrowings	(281,525)	(15,007)
Proceeds from issuance of convertible notes	448,500	—
Repurchase of convertible notes	(368,920)	—
Purchases of convertible note hedge contracts	(67,574)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	27,600	—
Partial unwind of convertible note hedge and warrants	1,378	—
Payment of debt issuance costs	(4,821)	—
Payment of dividends	(58,388)	(53,455)
Repurchases of common stock	(66,338)	—
Other financing activities	(895)	(2)
Net cash flows used in financing activities	(4,102)	(79,093)
Effect of exchange rate changes on cash and cash equivalents	(1,310)	(1,195)
Net increase in cash and cash equivalents	26,175	64,261
Cash and cash equivalents at beginning of period	165,756	66,157
Cash and cash equivalents at end of period	$191,931	$130,418

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,		Last Twelve
	2025		2024	2025	2024	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	81.4		82.0	167.7	155.4	303.9
Motorhome RVs	9.3		8.8	18.7	19.2	34.4
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	97.1	(2)	98.6	159.5	163.7	302.2	(2)
Impact on dealer inventories	(15.7)	(2)	(16.6)	8.2	(8.3)	1.7	(2)
Motorhome RVs	10.6	(2)	11.9	19.6	21.7	38.0	(2)

				Twelve Months Ended
				June 30,
				2025	2024
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,234	$5,237
Motorhome RV				$3,793	$3,766

				June 30,		December 31,
				2025	2024	2024
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$595.3	$373.1	$452.5
Days sales in accounts receivable, based on last twelve months				29.6	30.5	29.9
Inventory turns, based on last twelve months				4.2	3.9	4.0

				2025
Estimated Full Year Data:
Capital expenditures				$50 - $70 million
Depreciation and amortization				$115 - $125 million
Stock-based compensation expense				$18 - $23 million
Annual tax rate				25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) June 2025 retail sales data for RVs has not been published yet, therefore 2025 retail data for RVs includes an estimate for June 2025 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA and net income as a percentage of net sales to Adjusted EBITDA as a percentage of net sales.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(In thousands)
Net income	$57,635	$61,163	$107,073	$97,708
Interest expense, net	9,689	7,962	15,680	17,283
Provision for income taxes	20,480	21,479	38,315	33,224
Depreciation expense	16,826	17,936	33,489	36,521
Amortization expense	13,497	14,103	26,376	28,207
EBITDA	$118,127	$122,643	$220,933	$212,943
Loss on extinguishment of debt	—	—	8,053	—
Executive separation costs	3,193	—	3,193	—
Adjusted EBITDA	$121,320	$122,643	$232,179	$212,943

Net sales	$1,107,250	$1,054,544	$2,152,840	$2,022,573
Net income as a percentage of net sales	5.2%	5.8%	5.0%	4.8%
Adjusted EBITDA as a percentage of net sales	11.0%	11.6%	10.8%	10.5%
The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per diluted share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(In thousands, except per share amounts)
Net income	$57,635	$61,163	$107,073	$97,708
Loss on extinguishment of debt	—	—	8,053	—
Executive separation costs	3,193	—	3,193	—
Tax effect of adjustments	(765)	—	(2,695)	—
Adjusted net income	$60,063	$61,163	$115,624	$97,708

Net income per common share - diluted	$2.29	$2.40	$4.23	$3.85
Loss on extinguishment of debt	—	—	0.32	—
Executive separation costs	0.13	—	0.13	—
Tax effect of adjustments	(0.03)	—	(0.11)	—
Adjusted net income per common share - diluted	$2.39	$2.40	$4.57	$3.85

Weighted average common shares outstanding - diluted	25,157	25,504	25,297	25,367
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, Adjusted EBITDA as a percentage of net sales, adjusted net income, and adjusted net income per diluted common share to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, loss on extinguishment of debt, and executive separation costs during the three and six month periods ended June 30, 2025 and 2024. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt and executive separation costs, and the related tax effects during the three and six month periods ended June 30, 2025. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.